Exhibit 3.75

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HARBOR CAPITAL HOLDINGS, LLC

WHEREAS, the Delaware Limited Liability Company Act (the “Act”), provides that a Delaware limited liability company shall have one or more members;

WHEREAS, the undersigned constitutes the sole member of Harbor Capital Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the original limited liability company agreement (the “Original Agreement”) of the company was entered into as of August 9, 2005 by Atlantic Power Holdings, LLC, the then sole member of the Company; and

WHEREAS, the undersigned, as the current sole member of the Company, desires that this document serve as the Company’s limited liability company agreement.

NOW, THEREFORE, the undersigned declares that the Original Agreement is amended and restated to read, in its entirety, as follows:

1.                                       Tax Status. The Company shall be disregarded as a separate entity for federal, and where permitted, state income tax purposes. Accordingly, for the time period for which the Company has a sole member, all assets, liabilities, and items of income, deduction and credit of the Company shall be treated as assets, liabilities, and such items (as the case may be) of its sole member.

2.                                       Principal Place of Business. The Company’s principal place of business is 200 Clarendon Street, 25th Floor, Boston, MA 02116, or such other place or places as the sole member may hereafter determine in accordance with this agreement.

3.                                       General Management. The business and affairs of the Company shall be managed by Atlantic Power Holdings, Inc., a Delaware corporation, in its capacity as the sole member and the sole member shall have the fullest right, power and authority to manage, direct and control all of the business and affairs of the Company and to transact business of its behalf.

4.                                       Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the state of Delaware.

5.                                       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the sole member, and its successors and assigns.

6.                                       No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the sole member, and its successors and assigns, and no other person or entity shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

7.                                       Sole LLC Agreement. This Agreement constitutes the limited liability company agreement of the Company, and supersedes all prior agreements, understandings and other instruments that may previously have served as the limited liability agreement of the Company, including, without limitation, the Original Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 3rd day of November, 2011.

ATLANTIC POWER HOLDINGS, INC., the sole member

By:	/s/ Barry E. Welch
Name: Barry E. Welch
Title: President

[Signature Page to Harbor Capital Holdings, LLC A&R Limited Liability Company Agreement]